RESEARCH FRONTIERS LICENSEE VISION SYSTEMS UNVEILS
TWO NEW SPD-SMART ELECTRONICALLY DIMMABLE WINDOW (EDW)
SOLUTIONS AT THE 2014 EBACE AIRCRAFT SHOW IN GENEVA

New design and performance solutions are now available with SPD-Smart EDWs having multiple zones that can be independently controlled, and having improved performance characteristics.

Geneva, Switzerland – May 20, 2014. Research Frontiers (Nasdaq: REFR) licensee Vision Systems continues to demonstrate its reputation for innovation this week with two new enhancements to its Nuance brand of SPD-Smart products for aircraft cabin windows. These solutions are being unveiled publicly for the first time at the 2014 European Business Aviation Convention & Exhibition (EBACE) being held in Geneva, Switzerland from May 20-22.

Multi-zone Control Capability

One new solution offers passengers the ability to independently control the tint of different “zones” within the same window. As described by Vision Systems today, this enhancement:

“…is a multizone solar protection providing more comfort thanks to a more accurate regulation of the light as each zone can be controlled independently without separation marks on the window. Darker from the top down like a Venetian blind, from the bottom up, or by adjusting any zone at any level, this multizone solution also offers a new design.”

Passengers will frequently value this feature. For example, consider times when the sun is shining directly through the top part of a passenger’s window. He or she can select a darker level of tint to control light and glare from direct sun, and at the same time select a lighter level of tint in the lower part of the window, to keep and maximize his or her magnificent view of the ground.

This benefit is possible because SPD-Smart light control technology is film-based, rather than coated directly onto glass as is the case with electrochromic technology. SPD film offers many other production, performance, and flexibility advantages over other electronically dimmable window technologies, including the greatest levels of cabin darkening and instant switching speed.

Improved Dark State and Range of Light Transmission Capability

The second solution unveiled by Vision Systems is an improvement in the optical performance of its Nuance SPD-Smart windows. Vision Systems said today that this new solution:

“…contains a single SPD film offering wider amplitude between clear and dark and very low haze. The clearest state is as clear as the original Nuance solution and the darkest state is as dark as Nuance Dual (2 SPD films) keeping interiors cooler.”

SPD technology already makes possible the darkest EDW available, and as the cabin darkening performance of an EDW is being closely evaluated by all sectors of the aviation market, this Vision Systems enhancement will be highly valued both in general aviation and commercial aviation.

See Vision Systems’ press release for additional information.

About Vision Systems

Headquartered near Lyon, France for more than 80 years, Vision Systems specializes in three areas:

Vision Systems Aeronautics designs and produces innovative solutions for business jets, helicopters, regional and continental aircrafts: solar protection, IFEC, CMS, video surveillance, composite structures and thermoformed parts. Vision Systems Automotive provides global solutions for the land transport and specific vehicles: CCTV, solar protection, driver protection door, side mirrors and driver assistant systems. Vision Systems Marine offers solar protection, cabin management, multimedia and video surveillance systems.

Vision Systems recently expanded its production capacity for its award-winning SPD-Smart aircraft, marine, and mass transit products by opening a second factory in Melbourne, Florida to supplement its existing production lines in Brignais, France.

For more information, visit http://www.vision-systems.fr.

For further information, please contact:

Frédéric Jacquemin	Cyrille Laitier
Sales Director	COO & EVP Vision Systems North America
+33 (0)4 72 31 92 06	+1 321 265 5110
fjacquemin@visionsystems.fr	claitier@visionsystems-na.com

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, visit www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" is a trademark of Research Frontiers Inc. "Nuance" is a trademark of Vision Systems.

For further information about SPD-Smart light-control technology, please contact:

Michael R. LaPointe
Vice President – Aerospace Products
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com